JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
Exhibit 99.1

www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS RECORD QUARTERLY INCOME FROM
CONTINUING OPERATIONS OF $3.9 BILLION, OR $1.09 PER SHARE, ON RECORD
REVENUE OF $16.1 BILLION;
RECORD FULL-YEAR 2006 INCOME FROM CONTINUING OPERATIONS OF $13.6
BILLION, OR $3.82 PER SHARE, ON RECORD REVENUE OF $61.4 BILLION;
CONTINUING OPERATIONS EXCLUDES AFTER-TAX GAIN OF $622 MILLION, OR $0.17
PER SHARE, RELATED TO EXCHANGE OF CORPORATE TRUST BUSINESS
•	Investment Bank generates strong earnings growth on record revenue

•	Asset Management produces record revenue and earnings; assets under management exceed $1 trillion

•	Commercial Banking generates record revenue on strong deposit and loan growth

•	Income from continuing operations includes $359 million, or $0.10 per share, of tax audit benefits
New York, January 17, 2007 – JPMorgan Chase & Co. (NYSE: JPM) today reported 2006 fourth-quarter net income of $4.5 billion, or $1.26 per share, compared with net income of $2.7 billion, or $0.76 per share, for the fourth quarter of 2005. Reported results include a $622 million after-tax gain related to exiting the corporate trust business in the fourth quarter of 2006. Income from continuing operations was $3.9 billion, or $1.09 per share, in the current quarter compared with $2.6 billion, or $0.74 per share, for the fourth quarter of 2005. Current-quarter results also include $359 million of benefits related to tax audit resolutions and after-tax merger expense of $62 million.
Jamie Dimon, Chairman and Chief Executive Officer, said, “During the fourth quarter, we posted both record revenue and income from continuing operations, reflecting increasingly strong results across most of our businesses, especially in investment banking, where fees were at a record level and markets results improved significantly from the prior year. Corporate segment results also continued to improve. Overall in 2006 we achieved a number of important milestones: we successfully completed the New York Tri-state consumer conversion as well as many other key integration projects; we announced and closed the exchange of our corporate trust business for the consumer and middle-market franchise of The Bank of New York; and we continued to invest in and grow each of our businesses.”
Commenting on 2007, Dimon added, “The firm is focused on driving improvement in performance through both continued cost discipline and investment in all areas of our franchise; converting and integrating The Bank of New York branches; and completing the wholesale deposit conversion, which is the last significant integration activity related to the Bank One merger.”

Investor Contact: Julia Bates	Media Contact: Joe Evangelisti
(212) 270-7318	(212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 14).
The following discussion compares the fourth quarter of 2006 with the fourth quarter of 2005 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$ 4,721	$ 4,673	$ 3,195	$ 48	1%	$ 1,526	48%
Provision for Credit Losses	63	7	(83)	56	NM	146	NM
Noninterest Expense	3,066	3,101	2,163	(35)	(1)	903	42
Net Income	$ 1,009	$ 976	$ 667	$ 33	3%	$ 342	51%

Discussion of Results:
Net income of $1.0 billion increased by $342 million, or 51%, compared with the prior year. Earnings growth reflected record revenue, primarily offset by higher expense and the lack of a benefit from the provision for credit losses. Compared with the prior quarter, net income increased by $33 million, or 3%, reflecting higher revenue and lower expense, primarily offset by a higher provision for credit losses.
Net revenue was $4.7 billion, up 48% from the prior year, driven by record investment banking fees and improved markets results. Investment banking fees of $1.6 billion were up 36% from the prior year driven by debt underwriting and advisory fees, both of which were at record levels. Debt underwriting fees of $771 million were up 51% driven by record loan syndication and strong bond underwriting fees. Advisory fees of $482 million were up 41%, which reflected strength across regions. Both debt underwriting and advisory performance benefited from high levels of corporate and financial sponsor activity in the quarter. Equity underwriting fees of $327 million were up 5% reflecting strength in common stock offerings in Europe and the Americas. Fixed Income Markets revenue of $2.0 billion was up 77% from a weak prior-year quarter with improved performance in credit markets, currencies, and emerging markets, partially offset by lower results in securitized products. Compared with the prior quarter, Fixed Income Markets were down 17% from a strong prior quarter due to weaker commodities. Equity Markets revenue of $909 million nearly doubled from the prior year on strength in cash equities and equity derivatives and reflected strong performance across regions. Credit Portfolio revenue of $263 million was down 43%, largely reflecting lower gains from loan workouts.
Provision for credit losses was $63 million for the quarter compared with a benefit of $83 million in the prior year. The current-period provision continues to reflect portfolio activity. Credit quality remained stable.
Noninterest expense was $3.1 billion, up by $903 million, or 42%, from the prior year. This increase was due primarily to higher performance-based compensation.

JPMorgan Chase & Co.
News Release
Highlights Include:
▪	Ranked #1 in Investment Banking Fees for full-year 2006 based upon revenue, according to Dealogic.

▪	Ranked #2 in Announced M&A in the Europe, Middle East and Africa region based upon volume, according to Dealogic.

▪	Named Risk magazine’s 2006 Energy House of the Year and IFR Global Interest Rates and Commodities House of the Year.

▪	Total average loans of $84.7 billion were up by $20.9 billion, or 33%, from the prior year and down by $1.0 billion, or 1%, from the prior quarter. Average loans retained of $60.9 billion were up by $12.5 billion, or 26%, from the prior year and down by $0.7 billion, or 1%, from the prior quarter. Average loans held-for-sale of $23.7 billion were up by $8.4 billion, or 54%, from the prior year and down by $0.3 billion, or 1%, from the prior quarter.

▪	Allowance for loan losses to average loans was 1.73% for the current quarter, down from 1.87% in the prior year; nonperforming assets were $269 million, down 58% from the prior year and down 41% from the prior quarter.

▪	Return on Equity was 19% on $21 billion of allocated capital.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$ 3,728	$ 3,555	$ 3,594	$ 173	5%	$ 134	4%
Provision for Credit Losses	262	114	158	148	130	104	66
Noninterest Expense	2,291	2,139	2,141	152	7	150	7
Net Income	$ 718	$ 746	$ 803	($ 28)	(4)%	($ 85)	(11)%

Discussion of Results:
Net income of $718 million was down by $85 million, or 11%, from the prior year. Results were impacted by the following items, which are all reported in the Regional Banking segment: a current quarter pre-tax net loss of $215 million compared with a prior year pre-tax net loss of $120 million due to mortgage loans transferred to held-for-sale; the acquisition of The Bank of New York’s consumer banking business on October 1, 2006; and the absence of the insurance business, which was sold on July 1, 2006.
Net revenue of $3.7 billion was up by $134 million, or 4%, from the prior year. Net interest income of $2.6 billion was up 4% due to The Bank of New York transaction and the acquisition of Collegiate Funding Services, higher deposit and home equity loan balances in Regional Banking, and wider loan spreads in Auto Finance. These benefits were offset partially by the sale of the insurance business in the third quarter of 2006, lower auto loan and lease balances, and narrower spreads on deposits and loans in Regional Banking. Noninterest revenue of $1.1 billion was up by $36 million, or 3%, including the impact in Regional Banking of a $233 million current-quarter loss, compared with a $120 million prior-year loss, both related to mortgage loans transferred to held-for-sale. Results benefited from increases in deposit-related and branch production fees, higher automobile operating lease revenue and The Bank of New York transaction. These benefits were offset partially by the sale of the insurance business.
The provision for credit losses of $262 million was up by $104 million from the prior year, primarily due to the establishment of additional allowance for loan losses related to loans acquired from The Bank of New York, increased net charge-offs (reflecting portfolio seasoning

JPMorgan Chase & Co.
News Release
and some deterioration in subprime mortgage) and a change in the timing of loss recognition in Auto Finance.
Noninterest expense of $2.3 billion was up 7%, primarily due to The Bank of New York transaction and the acquisition of Collegiate Funding Services, investments in the retail distribution network and higher depreciation expense on owned automobiles subject to operating leases. These increases were offset partially by the sale of the insurance business.
Regional Banking net income of $619 million was down by $50 million from the prior year. Net revenue of $2.9 billion was up by $105 million, or 4%, including the impact of a $233 million current-quarter loss resulting from $13.3 billion of mortgage loans transferred to held-for-sale, compared with a prior-year loss of $120 million resulting from $3.3 billion of mortgage loans transferred to held-for-sale. Results benefited from The Bank of New York transaction; the acquisition of Collegiate Funding Services; growth in deposits and home equity loans; and increases in deposit-related fees, investment sales and credit card sales. These benefits were offset partially by the sale of the insurance business, a shift to narrower-spread deposit products, and narrower spreads on mortgages. The provision for credit losses was $165 million, up by $78 million, primarily due to additional allowance for loan losses related to the acquisition of loans from The Bank of New York and increased net charge-offs due to portfolio seasoning and some deterioration in subprime mortgage. Noninterest expense of $1.7 billion was up by $94 million, or 6%, from the prior year. The increase was due to The Bank of New York transaction, the acquisition of Collegiate Funding Services and investments in the retail distribution network, partially offset by the sale of the insurance business.
Highlights Include:
▪	Checking accounts of 10.0 million were up by 1.2 million, or 14%, from the prior year, and up by 725,000, or 8%, from the prior quarter. Total checking accounts included approximately 615,000 accounts acquired from The Bank of New York.

▪	Average total deposits increased to $200.7 billion, up 13% from the prior year and 7% from the prior quarter. Excluding approximately $11.5 billion of deposit balances acquired from The Bank of New York, average total deposits increased 7% from the prior year and 1% from the prior quarter.

▪	Number of branches increased to 3,079, up by 438 from the prior year and 402 from the prior quarter, including 339 acquired from The Bank of New York.

▪	Branch sales of credit cards increased 49% from the prior year and decreased 7% from a strong prior-quarter level.

▪	Branch sales of investments products increased 56% from the prior year and 16% from the prior quarter.

▪	Business Banking loan originations of $1.5 billion were up 28% from the prior year and 11% from the prior quarter.

▪	Overhead ratio (excluding amortization of core deposit intangibles) increased to 55%; excluding the $233 million mark-to-market on mortgage loans transferred to held-for-sale, the overhead ratio was 51%.

▪	Average home equity loans of $84.2 billion were up by $11.5 billion from the prior year; period-end home equity loans were $85.7 billion.

▪	Net charge-off rate was 0.37%, up from 0.25% in the prior year.

JPMorgan Chase & Co.
News Release
Mortgage Banking net income was $34 million compared with $63 million in the prior year. Net revenue of $410 million was down by $14 million, or 3%, from the prior year. Revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $215 million, up by $81 million, reflecting increased loan sales and wider gain on sale margins that benefited from a shift in the sales mix. Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $195 million, compared with $290 million in the prior year. Loan servicing revenue of $598 million increased by $52 million on a 13% increase in third-party loans serviced. MSR risk management revenue of negative $31 million declined by $84 million from the prior year and reflected a fully hedged position. Other changes in fair value of the MSR asset, representing run-off of the asset against the realization of servicing cash flows, were negative $372 million. Noninterest expense was $354 million, up by $29 million, or 9%, primarily due to higher compensation expense related to an increase in the number of loan officers.
Highlights Include:
▪	Mortgage loan originations of $31.0 billion were down 3% from the prior year and up 9% from the prior quarter.

▪	Total third-party mortgage loans serviced were $526.7 billion, an increase of $59.2 billion, or 13%, from the prior year.
Auto Finance net income of $65 million was down by $6 million from the prior year. Net revenue of $411 million was up by $43 million, or 12%, reflecting higher automobile operating lease revenue and wider loan spreads on lower loan and direct finance lease balances. The provision for credit losses of $97 million increased by $26 million, primarily the result of a change in the timing of recognition of bankruptcy-related credit losses for auto loans. Noninterest expense of $207 million increased by $27 million, or 15%, driven by increased depreciation expense on owned automobiles subject to operating leases.
Highlights Include:
▪	Average loan receivables were $38.7 billion, down by $3.9 billion, or 9%, from the prior year and down by $0.2 billion, or 1%, from the prior quarter.

▪	Average lease-related assets of $3.4 billion declined by $2.1 billion, or 38%, from the prior year.

▪	The net charge-off rate was 0.75%, compared with 0.66% in the prior year.

JPMorgan Chase & Co.
News Release
CARD SERVICES (CS)

Results for CS				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$ 3,750	$ 3,646	$ 3,721	$ 104	3%	$ 29	1%
Provision for Credit Losses	1,281	1,270	2,236	11	1	(955)	(43)
Noninterest Expense	1,341	1,253	1,017	88	7	324	32
Net Income	$ 719	$ 711	$ 302	$ 8	1%	$ 417	138%

Discussion of Results:
Net income of $719 million was up by $417 million from the prior year. Results were driven by a lower provision for credit losses due to significantly lower bankruptcy filings.
End-of-period managed loans of $152.8 billion increased by $10.6 billion, or 7%, from the prior year and by $9.0 billion, or 6%, from the prior quarter. Average managed loans of $147.4 billion increased by $8.5 billion, or 6%, from the prior year and by $5.7 billion, or 4%, from the prior quarter. The current quarter included loans acquired with the Sears Canada credit card business, which closed in the fourth quarter of 2005 (loan balances include $2.1 billion of average managed loans in the current quarter and $1.2 billion of average managed loans in the prior year), and loans acquired with the Kohl’s private label portfolio, which closed in the second quarter of 2006 (loan balances include $2.0 billion of average and $2.5 billion of end-of-period managed loans in the current quarter). Compared with the prior year, both average managed and end-of-period managed loans continued to be affected negatively by higher customer payment rates. Management believes that contributing to the higher payment rates are the new minimum payment rules and a higher proportion of customers in rewards-based programs. Compared with the prior quarter, payment rates have declined slightly.
Net managed revenue was $3.8 billion, up by $29 million, or 1%, from the prior year. Net interest income of $2.9 billion was up by $92 million, or 3%. The increase in net interest income was driven by an increase in average managed loan balances, higher fees and lower revenue reversals associated with lower charge-offs. These increases were offset primarily by higher cost of funds on balance growth in promotional, introductory and transactor loan balances, which increased due to continued investment in marketing. Noninterest revenue of $808 million was down by $63 million, or 7%. Interchange income increased, benefiting from 17% higher charge volume, but was more than offset by higher volume-driven payments to partners, including Kohl’s, and increased rewards expense (both of which are netted against interchange income).
The managed provision for credit losses was $1.3 billion, down by $955 million, or 43%, from the prior year. This benefit was due to a significant decrease in net charge-offs, reflecting the continued low level of bankruptcy losses, partially offset by increased contractual net charge-offs. Compared with the prior quarter, the managed provision for credit losses was relatively flat. The managed net charge-off rate for the quarter was 3.45%, down from 6.39% in the prior year and 3.58% in the prior quarter. The 30-day managed delinquency rate was 3.13%, up from 2.79% in the prior year, but down slightly from 3.17% in the prior quarter.
Noninterest expense of $1.3 billion was up by $324 million, or 32%, from the prior year due largely to higher marketing spending and recent acquisitions.

JPMorgan Chase & Co.
News Release
Highlights Include:
▪	Pre-tax income to average managed loans (ROO) was 3.04%, up from 1.34% in the prior year, but down from 3.14% in the prior quarter.
▪	Net interest income as a percentage of average managed loans was 7.92%, down from 8.14% in the prior year and 8.07% in the prior quarter.
▪	Net accounts opened during the quarter were 14.4 million, including approximately 9 million from the acquisitions of the BP and Pier 1 Imports, Inc. private label portfolios.
▪	Charge volume of $93.4 billion increased by $13.8 billion, or 17%, from the prior year.
▪	Merchant processing volume of $177.9 billion increased by $24.5 billion, or 16%, and total transactions of 5.0 billion increased by 653 million, or 15%, from the prior year.
▪	Completed the acquisitions of the BP and Pier 1 Imports, Inc. private label portfolios, with approximately $600 million and $140 million of receivables, respectively.
▪	Signed several new relationships with partners, including Marriott Rewards in Canada; and renewed partner relationships, including University of Maryland and Virginia Tech.
COMMERCIAL BANKING (CB)

Results for CB				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,018	$933	$916	$85	9%	$102	11%
Provision for Credit Losses	111	54	(17)	57	106	128	NM
Noninterest Expense	485	500	476	(15)	(3)	9	2
Net Income	$256	$231	$279	$25	11%	($23)	(8)%

Discussion of Results:
Net income of $256 million was down by $23 million, or 8%, from the prior year, driven by an increase in provision for credit losses, largely offset by record net revenue. Results for the current quarter include the impact of the acquisition of The Bank of New York’s middle-market business.
Record net revenue was $1.0 billion, up by $102 million, or 11%, from the prior year. Net interest income was $708 million, up by $46 million, or 7%, due to higher liability balances and loan volumes, which benefited from organic growth and The Bank of New York transaction. These benefits were offset primarily by a shift to narrower-spread liability products and loan-spread compression. Noninterest revenue of $310 million was up by $56 million, or 22%, partially due to record investment banking revenue.
On a segment basis, Middle Market Banking revenue of $661 million increased by $53 million, or 9%, from the prior year, due to growth across all product areas and The Bank of New York transaction. Mid-Corporate Banking revenue of $198 million increased by $50 million, or 34%, reflecting record investment banking revenue. Real Estate revenue of $120 million decreased by $2 million, or 2%.

JPMorgan Chase & Co.
News Release
Provision for credit losses was $111 million compared with a benefit of $17 million in the prior year. The increase in provision was due largely to portfolio activity and the establishment of additional allowance for loan losses related to loans acquired from The Bank of New York. Net charge-offs remained stable.
Noninterest expense was $485 million, up by $9 million, or 2%, from the prior year, largely due to The Bank of New York transaction.
Highlights Include:
▪	Completed The Bank of New York transaction, which added approximately 2,000 clients.
▪	Overhead ratio was 48%.
▪	Average loan and lease balances of $57.7 billion were up by $7.6 billion, or 15%, from the prior year, and up by $4.3 billion, or 8%, from the prior quarter. Current period includes approximately $2.3 billion of loans acquired from The Bank of New York.
▪	Average liability balances of $79.1 billion were up by $10.2 billion, or 15%, from the prior year, and up by $7.0 billion, or 10%, from the prior quarter. Current period includes approximately $1.2 billion of liability balances acquired from The Bank of New York.
▪	Nonperforming loans decreased by $151 million, or 56%, from the prior year, and decreased by $36 million, or 23%, from the prior quarter. The allowance for loan losses to average loans was 2.67% compared with 2.79% in the prior year.
TREASURY & SECURITIES SERVICES (TSS) (a)

Results for TSS				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,537	$1,499	$1,436	$38	3%	$101	7%
Noninterest Expense	1,104	1,064	997	$40	4%	107	11
Net Income	$256	$256	$254	—	—	$2	1%

(a)	Selected corporate trust businesses, previously reported in Treasury & Securities Services, were sold to The Bank of New York on October 1, 2006. These businesses have been deemed discontinued operations, and the related balance sheet and income statement activity has been transferred to the Corporate segment for all periods presented.
Discussion of Results:(see note (a) above)
Net income was $256 million, up by $2 million, or 1%, from the prior year. Earnings benefited from increased revenue offset by higher compensation expense.
Net revenue was $1.5 billion, up by $101 million, or 7%, from the prior year. Noninterest revenue was $1.0 billion, up by $89 million, or 9%. The improvement was due largely to an increase in assets under custody to $13.9 trillion, which was driven by market value appreciation and new business. Also contributing to the improvement was growth in ADRs, securities lending and global clearing, all of which were driven by a combination of increased product usage by existing clients and new business. Net interest income was $501 million, up by $12 million, or 2%, from the prior year, benefiting from a 19% increase in average liability balances, primarily offset by the impact of growth in narrower-spread liability products.

JPMorgan Chase & Co.
News Release
Treasury Services net revenue of $700 million was up by $13 million, or 2%, from the prior year. Worldwide Securities Services net revenue of $837 million was up by $88 million, or 12%. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.2 billion, up by $141 million, or 7%. Treasury Services firmwide net revenue grew to $1.3 billion, up by $53 million, or 4%.
Noninterest expense was $1.1 billion, up by $107 million, or 11%. The increase was due largely to higher compensation expense related to growth in headcount supporting increased client activity, business growth and investment in new product platforms.
Highlights Include:
▪	Pre-tax margin(2) was 26%, down from 28% in the prior year and down from 27% in the prior quarter.
▪	Average liability balances were $193 billion, an increase of 19%.
▪	Assets under custody increased to $13.9 trillion, up 30%.
▪	U.S. dollar ACH transactions originated increased 18%, and U.S. dollar clearing volumes increased 8%.
▪	New client relationships and Treasury Services product launches included:
°	Appointed successor depositary bank for the ADR program for Petrobras, Brazil’s largest integrated energy company.
°	New outsourcing arrangement with South Africa’s Old Mutual Asset Managers’ investment administration operations.
°	Selected provider of Global Custody & Asset Servicing for the New Employees Retirement System of Texas.
°	Expansion of international image deposit network for U.S. dollar cash letters.
°	First connectivity with the new SWIFTNet Trade Services Utility (TSU).
ASSET MANAGEMENT (AM)

Results for AM				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,947	$1,636	$1,511	$311	19%	$436	29%
Provision for Credit Losses	14	(28)	(10)	42	NM	24	NM
Noninterest Expense	1,284	1,115	1,033	169	15	251	24
Net Income	$407	$346	$342	$61	18%	$65	19%

Discussion of Results:
Net income was a record $407 million, up by $65 million, or 19%, from the prior year. Improved results were due to increased revenue offset primarily by higher compensation expense and the absence of a tax credit recognized in the prior year.
Net revenue was a record $1.9 billion, up by $436 million, or 29%, from the prior year. Noninterest revenue, principally fees and commissions, of $1.7 billion was up by $448 million, or 36%. This increase was due largely to increased assets under management and higher performance fees. Net interest income was $246 million, down by $12 million, or 5%, from the prior year, primarily due to both the sale of BrownCo in the fourth quarter of 2005 and a shift to narrower-spread deposit products, partially offset by higher loan and deposit balances.

JPMorgan Chase & Co.
News Release
Institutional revenue grew 55%, to $624 million, due to net asset inflows and performance fees. Retail revenue grew 29%, to $541 million, primarily due to market appreciation, net asset inflows and performance fees. Private Bank revenue grew 21%, to $528 million, due to higher asset management and placement fees, and deposit balances, partially offset by narrower spreads on deposits. Private Client Services revenue increased 1%, to $254 million, as increased revenue from higher assets under management was offset by narrower spreads on deposits and loans.
Assets under supervision were $1.3 trillion, up 17%, or $198 billion, from the prior year. Assets under management were $1.0 trillion, up 20%, or $166 billion, from the prior year. The increase was the result of net asset inflows in the retail segment, primarily in equity-related products; institutional flows, primarily in liquidity products; and market appreciation. Custody, brokerage, administration and deposit balances were $334 billion, up by $32 billion.
Provision for credit losses was $14 million, compared with a benefit of $10 million in the prior year.
Noninterest expense of $1.3 billion was up by $251 million, or 24%, from the prior year. The increase was due to higher compensation, increased minority interest expense related to Highbridge Capital Management, partially offset by the absence of BrownCo.
Highlights Include:
▪	Pre-tax margin(2) was 33%, up from 32% in the prior year.
▪	Assets under Supervision were $1.3 trillion, up 17%, or $198 billion, from the prior year.
▪	Assets under Management were $1.0 trillion, up 20%, or $166 billion, from the prior year, including growth of 35%, or $26 billion, in alternative assets.
▪	Assets under Management net inflows were $30 billion for fourth-quarter 2006 and $89 billion for 2006.
▪	Average loans of $28.9 billion were up by $4.3 billion, or 17%, from the prior year, excluding the $2.0 billion reduction in average loans from the sale of BrownCo in the fourth quarter of 2005.
▪	Average deposits of $51.3 billion were up by $9.1 billion, or 22%, from the prior year, excluding the $2.0 billion reduction in average deposits from the sale of BrownCo in the fourth quarter of 2005.
▪	Acquired CCA Strategies LLC, an employee benefits and compensation consulting firm, which extends the firm’s retirement services capabilities.

JPMorgan Chase & Co.
News Release
CORPORATE

Results for Corporate				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$194	$287	$386	($93)	(32)%	($192)	(50)%
Provision for Credit Losses	(2)	1	—	(3)	NM	(2)	NM
Noninterest Expense	175	479	603	(304)	(63)%	(428)	(71)%
Income (Loss) from Continuing Operations	541	(34)	(5)	575	NM	546	NM
Income from Discontinued Operations (after-tax) (a)	620	65	56	555	NM	564	NM
Net Income	$1,161	$31	$51	$1,130	NM	$1,110	NM

(a)	Discontinued operations include the related balance sheet and income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:(see note (a) above)
Net income was $1.2 billion compared with $51 million in the prior year. Current quarter results include a $622 million after-tax gain related to the sale of selected corporate trust businesses and the benefit of $359 million of tax audit resolutions, while prior-year results include a $752 million after-tax gain on the sale of BrownCo. In comparison with the prior year, Private Equity earnings were $136 million, up from $121 million; Treasury net loss was $11 million compared with a net loss of $575 million; Other Corporate net income was $416 million, compared with net income of $449 million (Other Corporate results include the tax credits in the current quarter and the gain on the sale of BrownCo in the prior year); and earnings from Discontinued Operations were $620 million, compared with $56 million, reflecting the gain on the sale of selected corporate trust businesses.
Net revenue was $194 million compared with $386 million in the prior year. Net interest income was negative $87 million compared with negative $655 million in the prior year. Treasury was the primary driver of the improvement, with net interest income of $96 million compared with negative $391 million, benefiting from an improved net interest spread and an increase in the available-for-sale securities portfolio. Noninterest revenue was $281 million compared with $1.0 billion in the prior year. This decline reflects both the absence of the $1.3 billion gain on the sale of BrownCo and securities losses of $547 million in the prior year.
Noninterest expense was $175 million, down from $603 million in the prior year, and down from $479 million in the prior quarter. Insurance recoveries related to certain material litigation were $137 million in the current period, $208 in the prior year and $17 million in the prior quarter. Merger costs of $100 million were incurred in the current quarter, $77 million in the prior year and $48 million in the prior quarter. Prior-year expense also included a $145 million cost due to the accelerated vesting of stock options.
Discontinued operations include the related balance sheet and income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services. Current-quarter net income was $620 million, which included a $622 million after-tax gain on sale compared with net income of $56 million in the prior year.

JPMorgan Chase & Co.
News Release
Highlights Include:
▪	Private Equity portfolio was $6.1 billion, down from $6.2 billion in the prior year and up from $5.6 billion in the prior quarter. The portfolio represented 8.6% of stockholders’ equity less goodwill, down from 9.7% in the prior year and up from 8.0% in the prior quarter.
JPMORGAN CHASE (JPM)(a)

Results for JPM				3Q06		4Q05
($ millions)	4Q06	3Q06	4Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$16,895	$16,229	$14,759	$666	4%	$2,136	14%
Provision for Credit Losses	1,727	1,419	2,286	308	22	(559)	(24)
Noninterest Expense	9,746	9,651	8,430	95	1	1,316	16
Income from Continuing Operations	3,906	3,232	2,642	674	21	1,264	48
Income from Discontinued Operations (after-tax)(b)	620	65	56	555	NM	564	NM
Net Income	$4,526	$3,297	$2,698	$1,229	37%	$1,828	68%

(a)	Presented on a managed basis; see Note 1 (Page 14) for further explanation of managed basis. Net revenue on a GAAP basis was $16,054 million, $15,400 million and $13,482 million for the fourth quarter of 2006, third quarter of 2006 and fourth quarter of 2005, respectively.

(b)	Discontinued operations include the related balance sheet and income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Results in the fourth quarter of 2006 included the following items:

($ Millions)	Pre - Tax	After-Tax
Gain on exchange of corporate trust (Corporate)	$1,081	$622
Tax audit resolutions (Corporate)	—	359
Material litigation insurance recoveries (Corporate)	137	85
SFAS 123R incremental expense (all LOBs)	(43)	(27)
Merger costs (Corporate)	(100)	(62)
RFS portfolio repositioning (Regional Banking)	($215)	($133)

Discussion of Results:(see notes (a) (b) above)
Net income was $4.5 billion, up by $1.8 billion, compared with $2.7 billion in the prior year. The increase in earnings was driven by higher revenue, the after-tax gain related to the exchange of selected corporate trust businesses, the benefit from tax audit resolutions and lower managed provision for credit losses. These increases were offset partially by higher noninterest expense and the absence of a $752 million after-tax gain on the sale of BrownCo in the prior year.
Net managed revenue was $16.9 billion, up by $2.1 billion, or 14%, from the prior year. Noninterest revenue of $9.8 billion was up by $1.3 billion, or 15%, reflecting the following: strong principal transactions revenue; absence of prior-year losses on the sale of securities in Treasury; increased asset management, administration, and commissions revenue; and record investment banking fees. Partially offsetting these benefits was the absence of the prior-year gain on the sale of BrownCo, losses on mortgage loans transferred to held-for-sale and lower credit card fee income. Net interest income was $7.1 billion, up by $825 million, or 13%, due to an improvement in the Corporate segment’s net interest spread; increases in consumer loans, consumer deposits and wholesale liabilities; and wider spreads on trading-related assets. This increase was offset partially by consumer loan–spread compression, and a shift to narrower-spread wholesale and consumer liabilities.

JPMorgan Chase & Co.
News Release
The managed provision for credit losses was $1.7 billion, down by $559 million, or 24%, from the prior year, largely due to lower bankruptcy-related losses in Card Services. The wholesale provision for credit losses was $184 million for the quarter, compared with a benefit of $108 million in the prior year. The $184 million provision reflects portfolio activity and stable credit quality. The wholesale loan net charge-off rate was 0.07% for both the current quarter and the prior year. The total consumer managed provision for credit losses was $1.5 billion, $851 million lower than the prior year, primarily due to lower bankruptcy-related losses in Card Services. The firm had total nonperforming assets of $2.3 billion at December 31, 2006, down by $249 million, or 10%, from the prior-year level of $2.6 billion.
Noninterest expense was $9.7 billion, up by $1.3 billion, or 16%, from the prior year. Insurance recoveries related to certain material litigation were $137 million in the current period, $208 million in the prior year and $17 million in the prior quarter. Merger costs of $100 million were incurred in the current quarter, $77 million in the prior year and $48 million in the prior quarter. Prior-year expense also included a $145 million cost due to the accelerated vesting of stock options. Expense growth also was driven by higher compensation expense, acquisitions and marketing expense. Partially offsetting this growth were divestitures and expense efficiencies.
Highlights Include:
▪	Tier 1 capital ratio was 8.7% at December 31, 2006 (estimated), 8.6% at September 30, 2006, and 8.5% at December 31, 2005.
▪	During the quarter, $1.0 billion of common stock was repurchased, reflecting 21.1 million shares purchased at an average price of $47.33 per share. Year-to-date, $3.9 billion of common stock was repurchased, reflecting 90.7 million shares purchased at an average price of $43.41 per share. As of December 31, 2006, $5.2 billion of capacity remained under the $8.0 billion share purchase program approved on March 21, 2006.
▪	Headcount of 174,360 increased by 2,771 since September 30, 2006.

JPMorgan Chase & Co.
News Release
Merger and other financial information
•       Merger savings and cost related: For the quarter ended December 31, 2006, approximately $700 million of merger savings have been realized, which is an annualized rate of $2.8 billion, in line with management’s target for the year. Management estimates that annualized savings will be approximately $3.0 billion by the end of 2007. Merger costs of $100 million were expensed during the fourth quarter of 2006, bringing the total amount incurred to $3.4 billion (including capitalized costs) since the beginning of 2004. Management currently expects total merger costs will be approximately $3.8 billion (including The Bank of New York transaction). The remaining merger costs are expected to be incurred by the end of 2007.
•      FASB Statement No. 123R (“Share-Based Payment”): JPMorgan Chase adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), (“Share-Based Payment”) as of January 1, 2006, under the modified prospective method. SFAS 123R requires that stock compensation granted to retirement-eligible employees be fully expensed at, or prior to, the time of grant rather than amortized over the vesting period. As a result of the adoption of SFAS 123R in the first quarter of 2006, the firm expensed the full amount of the compensation expense associated with grants of restricted stock made in January 2006 to retirement-eligible employees. In addition, during the first quarter of 2006, the firm began to accrue the estimated cost of grants expected to be awarded in January 2007 to retirement-eligible employees. The total incremental expense recorded in 2006 was $712 million. Awards granted to retirement-eligible employees prior to January 1, 2006, have not been accelerated and will continue to be amortized over the original vesting periods. The incremental expense incurred during 2006 were non-cash charges and represented accelerated recognition of costs that would have been incurred in future periods.
Notes:
1.      In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines’ of business results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance and overall financial performance of the underlying credit card loans, both sold and not sold: as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will affect both the loan receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed loan receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as net charge-off rates) of the entire managed credit card portfolio. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (fourth quarter of 2006) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2.      Pre-tax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pre-tax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis by which management evaluates the performance of TSS and AM against that of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.4 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review fourth-quarter financial results. Investors can call (800) 565-5442 (domestic) / (913) 312-1298 (international), or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 1:00 p.m. (Eastern Time) on January 17, 2007, through midnight, Friday, January 26, 2007 (Eastern Time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) access code 8499264. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006, and March 31, 2006 (as amended), and in the Annual Report on Form 10-K for the year ended December 31, 2005 (as amended), filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						FULL YEAR
					4Q06 Change				2006 Change
	4Q06		3Q06	4Q05	3Q06	4Q05	2006	2005	2005
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$16,054		$15,400	$13,482	4%	19%	$61,437	$53,748	14%
Provision for Credit Losses	1,134		812	1,224	40	(7)	3,270	3,483	(6)
Noninterest Expense	9,746		9,651	8,430	1	16	38,281	38,426	—

Income from Continuing Operations (after-tax)	3,906		3,232	2,642	21	48	13,649	8,254	65
Income from Discontinued Operations (after-tax) (a)	620		65	56	NM	NM	795	229	247
Net Income	4,526		3,297	2,698	37	68	14,444	8,483	70

PER COMMON SHARE:
Basic Earnings
Income from Continuing Operations	$1.13		$0.93	$0.76	22	49	$3.93	$2.36	67
Net Income	1.31		0.95	0.78	38	68	4.16	2.43	71

Diluted Earnings
Income from Continuing Operations	$1.09		$0.90	$0.74	21	47	$3.82	$2.32	65
Net Income	1.26		0.92	0.76	37	66	4.04	2.38	70

Cash Dividends Declared	0.34		0.34	0.34	—	—	1.36	1.36	—
Book Value	33.45		32.75	30.71	2	9	33.45	30.71	9
Closing Share Price	48.30		46.96	39.69	3	22	48.30	39.69	22

COMMON SHARES OUTSTANDING:
Weighted-Average Diluted Shares Outstanding	3,578.6		3,574.0	3,563.9	—	—	3,573.9	3,557.3	—
Common Shares Outstanding at Period-end	3,461.7		3,467.5	3,486.7	—	(1)	3,461.7	3,486.7	(1)

FINANCIAL RATIOS: (b)
Income from Continuing Operations:
Return on Common Equity (“ROE”)	14%		11%	10%			12%	8%
Return on Equity-Goodwill (“ROE-GW”) (c)	22		19	17			20	13
Return on Assets (“ROA”)	1.14		0.98	0.87			1.04	0.70
Net Income:
ROE	16		12	10			13	8
ROE-GW (c)	26		19	17			22	14
ROA	1.32		1.00	0.89			1.10	0.72

CAPITAL RATIOS:
Tier 1 Capital Ratio	8.7	(e)	8.6	8.5
Total Capital Ratio	12.3	(e)	12.1	12.0

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,351,520		$1,338,029	$1,198,942	1	13	$1,351,520	$1,198,942	13
Wholesale Loans	183,742		179,403	150,111	2	22	183,742	150,111	22
Consumer Loans	299,385		284,141	269,037	5	11	299,385	269,037	11
Deposits	638,788		582,115	554,991	10	15	638,788	554,991	15
Common Stockholders’ Equity	115,790		113,561	107,072	2	8	115,790	107,072	8

Headcount	174,360		171,589	168,847	2	3	174,360	168,847	3

LINE OF BUSINESS EARNINGS
Investment Bank	$1,009		$976	$667	3	51	$3,674	$3,673	—
Retail Financial Services	718		746	803	(4)	(11)	3,213	3,427	(6)
Card Services	719		711	302	1	138	3,206	1,907	68
Commercial Banking	256		231	279	11	(8)	1,010	951	6
Treasury & Securities Services	256		256	254	—	1	1,090	863	26
Asset Management	407		346	342	18	19	1,409	1,216	16
Corporate (d)	1,161		31	51	NM	NM	842	(3,554)	NM

Net Income	$4,526		$3,297	$2,698	37	68	$14,444	$8,483	70

(a)	On October 1, 2006, the Firm completed the exchange of selected corporate trust businesses including trustee, paying agent, loan agency and document management services for the consumer, business banking and middle-market banking businesses of The Bank of New York. The results of operations of these corporate trust businesses are being reported as discontinued operations for each of the periods presented.

(b)	Quarterly ratios are based upon annualized amounts.

(c)	Income from continuing operations and Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(d)	Includes the after-tax impact of discontinued operations, material litigation reserve charges/recoveries, tax audit benefits and Merger costs. See Corporate for additional details.
(e)	Estimated.